Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 2nd day of July, 2020 (the “Effective Date”), by and between Aduro Biotech, Inc., a Delaware corporation (the “Company”), and Stephen T. Isaacs (“Executive”) (collectively, the “Parties”).

WHEREAS, the Parties wish to amend and restate the Executive Employment Agreement between them dated as of February 26, 2010 and amended as of July 31, 2014 and January 13, 2020;

WHEREAS, the Company wishes to employ Executive and to assure itself of the continued services of Executive on the terms set forth herein; and

WHEREAS, Executive wishes to be so employed under the terms set forth herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions of the Executive’s employment:

1. EMPLOYMENT. The Company hereby agrees to continue to employ Executive as President and Chief Executive Officer and Executive hereby accepts such employment upon the terms and conditions set forth herein. Executive’s employment, as provided herein, shall continue until terminated pursuant to the provisions of paragraph 8 (“Term”).

2. AT-WILL EMPLOYMENT. It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time for any lawful reason, with or without cause and/or with or without advance notice, subject to paragraph 8.

3. POLICIES AND PROCEDURES. Executive agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement.

4. COMPENSATION. For all services rendered and to be rendered hereunder, the Company agrees to pay to the Executive, and the Executive agrees to accept a salary of

$53,906.25 per month ($646,875.00 annualized). Any such salary shall be payable in monthly installments, or more frequently, and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Executive. The Executive acknowledges that he has received all compensation due him from the Company for periods prior to the Effective Date.

5. BONUS PROGRAM PARTICIPATION. Executive shall be eligible to participate in any annual or quarterly bonus plan(s) that may be established by the Company for the Executive or the Company’s executive team or employees generally. The prerequisites for Executive’s earning of any such bonus, and the amount of any bonus that may be awarded, shall be determined by the terms and conditions of the applicable bonus plan(s).

6. OTHER BENEFITS. While employed by the Company as provided herein:

a. Executive Benefits. Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives.

b. Expense Reimbursement. The Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company.

c. Vacation. The Executive shall be entitled to four (4) weeks of vacation per year, provided however, that whenever Executive has accrued six (6) weeks of unused vacation, Executive will accrue no more vacation until Executive’s accrued vacation has been reduced below six (6) weeks as a result of the Executive’s having taken a vacation.

7. PROPRIETARY INFORMATION AND OTHER OBLIGATIONS.

a. Executive acknowledges that signing and complying with the Proprietary Information, and Inventions Agreement (“Confidentiality Agreement”) is a condition of his employment by the Company.

b. During the period of Executive’s employment with the Company and for two years after the date of termination of such employment, Executive will not induce, solicit, recruit or encourage any employee of the Company to leave the employ of the Company, which means that Executive will not: (i) disclose to any person, entity or employer the names, backgrounds or qualifications of any Company employees or otherwise identify them as potential candidates for employment; or (ii) personally or through any other person approach, recruit, interview or otherwise solicit Company employees to work for Executive or any other person, entity, or employer during their employment or for two months after a Company employee terminates employment with the Company.

c. During the period of Executive’s employment with the Company and thereafter, Executive will not solicit, either on behalf of Executive or any other person or entity, the business of any client or customer of the Company, whether past, present or prospective, using any trade secrets of the Company.

8. TERMINATION. Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following:

a. Termination by Death. Subject to applicable state or federal law, in the event Executive shall die during the period of his employment hereunder, Executive’s employment and the Company’s obligation to make payments hereunder shall cease on the date of his death, and the Company shall have no obligation to make any payments to the estate of Executive except as provided in this paragraph 8(a). The Company shall pay to the estate of Executive any salary earned but unpaid prior to the date of death, any and all accrued but unused vacation, and any business expenses referred to in paragraph 6(b) that were incurred but not reimbursed as of the date of death and for which appropriate documentation as required be paragraph 6(b) has been submitted to the Company. If, prior to the date of his death, Executive had earned the right to receive any bonus hereunder, the Company shall pay such bonus to the estate of Executive.

b. Voluntary Resignation by Executive. In the event the Executive voluntarily terminates his employment with the Company (other than for Good Reason as defined below), the Company’s obligation to make payments hereunder shall cease upon such termination, and the Company shall have no obligation to make any payments to Executive except as provided in this paragraph 8(b). The Company shall pay Executive: (1) on the date of termination, any salary earned but unpaid prior to termination and all accrued but unused vacation, and (2) within 90 days of termination, any business expenses referred to in paragraph 6(b) that were incurred but not reimbursed as of the date of termination. Executive must submit appropriate documentation as required by paragraph 6(b) for any business expenses that were incurred prior to termination within such 90-day period, or Executive will forfeit his right to reimbursement for those expenses. If, prior to the date of termination, Executive had earned the right to any bonus hereunder, the Company shall pay Executive such bonus on or before the date on which it would have been payable had the termination not occurred.

c. Termination for Just Cause or Permanent Disability. In the event the Executive is terminated by the Company for Just Cause or upon Permanent Disability (as those terms are defined below), the Company’s obligation to make payments hereunder shall cease upon such termination, and the Company shall have no obligation to make any payments to Executive except as provided in this paragraph 8(c). The Company shall pay Executive (1) on the date of termination, pay Executive any salary earned but unpaid prior to termination and all accrued but unused vacation and (2) within 90 days of termination, any business expenses referred to in paragraph 6(b) that were incurred but not reimbursed as of the date of termination. Executive must submit appropriate documentation as required be paragraph 6(b) for any business expenses that were incurred prior to termination within such 90-day period, or Executive will forfeit his right to reimbursement for those expenses. If, prior to the date of termination, Executive had earned the right to receive any bonus hereunder, the Company shall pay Executive such bonus on or before the date on which it would have been payable had the termination not occurred.

d. Termination by the Company without Just Cause. Company will have the unilateral right to terminate Executive’s employment with Company at any time without Just Cause. In the event Executive is terminated without Just Cause (other than upon Permanent Disability) or resigns for Good Reason (as defined below), the Company’s obligation to make payments hereunder shall cease upon the resulting termination of Executive’s employment, and the Company shall have no obligation to make any payments to Executive except as provided in this paragraph 8(d). The Company shall pay Executive (1) on the date of termination of Executive’s employment with Company (the “Termination Date”), any salary earned but unpaid prior to termination and all accrued but unused vacation and (2) within 90 days following the Termination Date, any business expenses referred to in paragraph 6(b) that were incurred but not reimbursed as of the Termination Date. Executive must submit appropriate documentation as required by paragraph 6(b) for any business expenses that were incurred prior to termination within such 90-day period or Executive will forfeit his right to reimbursement for those expenses. In addition, upon the execution and effectiveness of a separation agreement and general release of all claims in substantially the form (or as may be reasonably modified by the Company in good faith and in its reasonable discretion) attached as Exhibit A hereto (the “Release”), and, upon the written acknowledgment of his continuing obligations under paragraphs 7(b), 7(c) and 11(e) and under the Confidentiality Agreement, Executive shall be entitled to the following severance benefits:

(1) the Company shall pay to Executive eighteen (18) months of Executive’s base salary as of the Termination Date (or such higher base salary prior to a reduction that qualifies as Good Reason), less standard deductions and withholdings (“Severance Payment”);

(2) the Company shall pay directly to the insurance carrier(s) all applicable COBRA payments for a maximum period of 18 months (which will be less, if Executive ceases to be eligible for COBRA coverage before the end of such 18-month period) for Executive and any dependents to continue his/their health, dental and/or vision insurance; provided that the Company’s obligation to make such payments will cease if and when Executive becomes eligible to receive equivalent benefits from a new employer;

(3) The Company shall pay to Executive, on the Company’s next regularly scheduled pay date after the Release is effective and not revocable (but, in no event later than the sixtieth (60th) day after the Termination Date), a one-time cash lump sum payment that is equal to the product of Executive’s unreduced target Bonus for the fiscal year in which the Termination Date occurs (such year, the “Fiscal Year”) multiplied by 1.5; and

(4) All of Executive’s then unvested Equity Awards shall become vested and exercisable on an accelerated basis as if Executive’s Termination Date had occurred twelve (12) months later; provided, however, if Executive’s Termination Date is within the period (i) commencing on, and ending eighteen (18) months following, the closing of a Change in Control (as defined below) or (ii) between the signing and closing of the Chinook Transaction (defined below), then all of Executive’s then unvested Equity Awards (to the extent such awards are outstanding, assumed, substituted or otherwise continued in connection with a Change in Control or granted on or after the Change in Control) that are held by Employee on the Termination Date will become 100% vested and exercisable (if applicable) on the Termination Date, contingent upon the Closing of the Change in Control; provided, that, notwithstanding the foregoing, in the event that a Change in Control is consummated in calendar year 2020, any vesting acceleration with respect to stock options granted on February 21, 2020 shall be solely with respect to that number of shares that would have vested and become exercisable had the Executive’s services continued through February 21, 2021. In the event that an Equity Award that is outstanding immediately prior to the consummation of a Change in Control is not assumed, substituted or otherwise continued in connection with a Change in Control, the vesting and exercisability of such Equity Award will become 100% vested and exercisable (if applicable) immediately prior to the effective time of the Change in Control, and in such case, to the extent reasonably practicable prior to the effective time of the Change in Control, the Company will provide to Employee notice of the right to exercise (if applicable) the vested stock awards, which exercise may be contingent upon the effectiveness of the Change in Control. Any Equity Awards (other than stock options) that are accelerated under this paragraph shall be settled at the time of such acceleration (or later in accordance with the applicable terms of the Equity Award to the extent required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)); provided, however that, in the event that the Chinook Transaction has not closed by March 15, 2021, the vesting of any restricted stock units that are subject to acceleration on account of Executive’s Termination Date being between the signing and closing of the Chinook Transaction shall accelerate in full and such restricted stock units shall be settled no later than March 15, 2021, subject to repayment by the Executive to the Company of the fair market value of such accelerated shares (with such fair market value determined based on the closing price of the Company’s stock on the settlement date) in the event that the Chinook Transaction does not close by December 31, 2021; and

The Severance Payment shall be made in a lump-sum payment on the Company’s next regularly scheduled pay date after the Release is effective and not revocable (but, in no event later than the second month anniversary of the Executive’s Termination Date); provided that the Executive’s Release is effective (and not revocable) at such time. If the Release is not effective and non-revocable by the end of such 2 month period, then the Executive will forfeit the right to these benefits. Any COBRA payment due under this Agreement shall be made directly to the insurance carriers) in monthly installments for a maximum period of 18 months commencing on the second month anniversary of the Executive’s termination; provided that the Executive’s Release is effective (and non-revocable) at such time.

The term “Bonus” shall mean Executive’s annual bonus opportunity for the Fiscal Year. Executive acknowledges and agrees that, absent this Agreement, he would not otherwise be eligible to receive the full amount of his target bonus if he has not met the requirements for the payment of the bonus, including but not limited to the requirement to be employed by the Company on the date that such bonus is paid.

The term “Change in Control” shall mean one or more of the following: (i) the consummation of the acquisition by any entity, person, or group (other than the Company, an affiliate, or an employee benefit plan maintained by the Company or any affiliate) of beneficial ownership of the capital stock of the Company representing more than 50% of the outstanding voting stock of the Company; (ii) the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership (direct or indirect) of the outstanding voting securities of the Company immediately prior to such transaction; or (iii) the consummation of a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned (directly or indirectly) by stockholders of the Company in substantially the same proportions as their ownership (direct or indirect) of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition. For purposes of this Agreement, only the first Change in Control occurring after the Effective Date will be a “Change in Control”. This definition of Change in Control is intended to conform to the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporation’s assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii) to the extent necessary to avoid the imposition of taxes under Section 409A. Notwithstanding the foregoing, if consummated, the proposed merger transaction pursuant to the that certain Agreement and Plan of Merger and Reorganization among Aduro Biotech, Inc., Aspire Merger Sub, Inc., and Chinook Therapeutics U.S., Inc. dated as of June 1, 2020 (the “Chinook Transaction”) shall constitute a Change in Control for all purposes hereof. In the event that the Chinook Transaction is consummated, notwithstanding anything to the contrary set forth in any agreement or plan, Executive’s stock options and restricted stock units and any other equity-based awards shall not be cancelled and shall remain outstanding following the Chinook Transaction in accordance with their terms and the terms of this Agreement, except that Executive hereby agrees, contingent upon the closing of the Chinook Transaction, to the cancellation of an option covering 37,250 shares granted to Executive on December 10, 2015 having a per share exercise price of $30.16.

The term “Equity Awards” shall mean Executive’s Company equity compensation awards (including without limitation Executive’s Company stock options and restricted stock units and any other equity-based awards that may be granted to Executive from time to time by the Company (or an acquiror of the Company on or after a Change in Control) that are outstanding as of Executive’s Termination Date.

i. Definition of Just Cause. For purposes of this Agreement, “Just Cause” shall mean: (i) Executive’s conviction of any felony or of any crime involving moral turpitude (including a no contest or guilty plea); (ii) Executive’s participation in any fraud or act of dishonesty against the Company; (iii) Executive’s willful and material (a) breach of his duties to the Company, (b)

insubordination, or (c) misconduct, as determined by the Board and which has not been cured within 60 days after written notice from the Company or the Board describing such willful and material breach of duties, insubordination, or misconduct; (iv) Executive’s intentional and material damage or willful misappropriation of any property of the Company; or (v) Executive’s material breach of any written agreement with the Company (including, but not limited to, this Agreement).

ii. Definition of Permanent Disability. For purposes of this Agreement, “Permanent Disability” shall mean Executive’s inability, as determined by the Board of Directors with the advice of a medical professional selected by it, to perform the essential functions of the Executive’s position as an employee of the Company, even with reasonable accommodation, due to a physical or mental illness or injury which lasts for, or is reasonably expected to last for, (i) 120 consecutive days, (ii) 180 days in any 12-month period, whether or not consecutive or (iii) 360 days in any 36-month period, whether or not consecutive.

iii. Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) reduction of your base salary set forth in paragraph 4 above by more than ten percent (10%) without your written consent; (ii) material reduction in the package of benefits and incentives (including your bonus) described above; (iii) a material reduction in the scope of your duties and responsibilities as President & CEO (including, no longer reporting to or receiving assignments from the Board of Directors); (iv) any material breach by the Company of its obligations under this Agreement (or any other agreement between you and the Company); (v) a relocation of your principal place of employment (currently, Berkeley, California) to a new work site requiring an increase in one-way commute from your current residence of more than thirty (30) miles; or (vi) except in the case of your Permanent Disability, either (x) your involuntary removal from the Board of Directors or (y) your ceasing to be a director of the Company following an election of directors with respect to which a list of recommended nominees is presented to the shareholders by the Board of Directors which list does not include you (except when you have consented to such exclusion).

e. Termination for Any Reason.    All vested stock options held by Executive (including, without limitation, those that vest in accordance with paragraph 8.d. hereof) shall remain exercisable for 18 months following the Executive’s Termination Date (or longer period set forth in the terms of such option grant) plus an additional 180 days (in the event that shares issuable upon the exercise of any such stock option would be subject to the terms of a lock-up agreement in connection with the Chinook Transaction following the Executive’s Termination Date); provided, however, that no option shall remain exercisable following the expiration of its term. In addition, Executive may keep his work computer and phone subject to the Company’s right to remove all Company confidential information from such computer and phone.

9. ATTORNEY FEES. The Company will pay the actual attorneys’ fees and costs incurred by Employee for engaging counsel to negotiate, review, and/or revise this Agreement and/or his Separation Agreement, up to a maximum amount of forty thousand dollars ($40,000).

10. 409A SAVINGS CLAUSE. The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Executive’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A.

11. MISCELLANEOUS.

a. Modification/Waiver/Severable. This Agreement and, for the avoidance of doubt, Executive’s stock option and restricted stock unit agreements, January 2020 retention bonus by and between Executive and the Company and any other written agreements between Executive and the Company may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the Parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

b. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by the Executive.

c. Notices. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Executive promptly shall notify Company of any change in Executive’s address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

d. Governing Law. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

e. Arbitration. Any disputes or controversy arising out of or in connection with Executive’s employment or this Agreement, including but not limited to claims of harassment, discrimination, or wrongful termination, shall be settled by binding arbitration under the Employment Arbitration Rules set forth by the American Arbitration Association and any California state laws governing arbitration proceedings such as California Code of Civil Procedure Sections 1280 et. seq.

f. Entire Agreement. This Agreement, together with the January 2020 retention bonus agreement by and between Executive and the Company, the Confidentiality Agreement and applicable stock plans and agreements, set forth the entire agreement and understanding of the Parties hereto with regard to the subject matter hereof and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

IN WITNESS WHEREOF, the Parties have each duly executed this Agreement as of the day and year first above written.

ADURO BIOTECH, INC., A DELAWARE CORPORATION

By:	/s/ Blaine Templeman

Name: Blaine Templeman

Title: Chief Administrative Officer, Chief Legal Officer

EXECUTIVE:

/s/ Stephen T. Isaacs

Name: Stephen T. Isaacs

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release, dated [DATE] (the “Agreement”), is made pursuant to that certain Amended and Restated Employment Agreement dated as of [            ] [    ], 2020 (the “Employment Agreement”) entered into by and between Stephen T. Isaacs (“Employee”) on the one hand, and Aduro BioTech, Inc. (the “Company”), on the other. This Agreement is entered into in consideration for and as condition precedent to the Company providing separation benefits to Employee pursuant to the Employment Agreement. It is understood and agreed that the Company is not otherwise obligated to provide such benefits under the terms of the Employment Agreement and that the Company is doing so as a direct result of Employee’s willingness to agree to the terms hereof. Collectively, Employee and the Company shall be referred to as the “Parties.”

1. Employee was formerly employed by the Company. Employee’s employment with the Company ended effective [DATE] (the “Termination Date”) as a result of a Qualifying Termination. [A Change in Control of the Company occurred on [DATE].]

2. The purpose of this Agreement is to resolve any and all disputes relating to Employee’s employment with the Company, and the termination thereof (the “Disputes”). The Parties desire to resolve the above-referenced Disputes, and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims as more fully set forth below. For these reasons, they have entered into this Agreement.

3. Employee acknowledges and agrees that Employee has received all wages due to Employee through the Termination Date, including but not limited to all accrued but unused vacation, bonuses, commissions, options, benefits, and monies owed by the Company to Employee. Employee further agrees and acknowledges that Employee has been fully paid and reimbursed for any and all business expenses which Employee incurred during his/her employment with the Company.

4. The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law. The Company also expressly denies any liability to Employee. This Agreement is the compromise of disputed claims and nothing contained herein is to be construed as an admission of liability on the part of the Company hereby released, by whom liability is expressly denied. Accordingly, while this Agreement resolves all issues referenced herein, it does not constitute an adjudication or finding on the merits of the allegations in the Disputes and it is not, and shall not be construed as, an admission by the Company of any violation of federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability alleged in the Disputes.

5. In consideration of and in return for the promises and covenants undertaken by the Company and Employee herein and the releases given by Employee herein, Employee shall receive the benefits provided by paragraph 8(d) of the Employment Agreement. Any tax liabilities resulting from or arising out of the benefits to Employee referred to in this paragraph, shall be the sole and exclusive responsibility of Employee. Employee agrees to indemnify and hold the Company and the others released herein harmless from and for any tax liability (including, but not limited to, assessments, interest, and penalties) imposed on the Company by any taxing authority on account of the Company failing to withhold for tax purposes any amount from the benefits made as consideration of this Agreement.

6. Except for any rights created by this Agreement, in consideration of and in return for the promises and covenants undertaken herein by the Company, and for other good and valuable consideration, receipt of which is hereby acknowledged:

a. Employee does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge the Company, and each of its parents, subsidiaries, divisions, related companies and business concerns, past and present, as well as each of its partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at anytime owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, grievances, agreements, obligations and muses of action, known or unknown, suspected or unsuspected by Employee: (1) arising out of or in any way connected with the Disputes; or (2) arising out of Employee’s employment with the Company; or (3) arising out of or in any way connected with any claim, loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted on or before the time Employee signs this Agreement. Additionally, Employee in any future claims may not use against Releasees as evidence any acts or omissions by or on the part of the Releasees, or any of them, committed or omitted on or before the time Employee signs this Agreement, and no such future claims may be based on any such acts or omissions. Also without limiting the generality of the foregoing, Employee specifically releases the Releasees from any claim for attorneys’ fees. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY

RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA FAMILY RIGHTS ACT, CALIFORNIA LABOR CODE SECTION 970, THE FAMILY AND MEDICAL LEAVE ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT AND RETRAINING ACT, THE FAIR LABOR STANDARDS ACT, AND ANY OTHER SECTION OF THE CALIFORNIA LABOR OR GOVERNMENT CODE, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY. This Release does not release claims (i) that cannot be released as a matter of law, including, but not limited to, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give me the right to recover any monetary damages against the Company; my release of claims herein bars me from recovering such monetary relief from the Company), (ii) that may arise after the Employee executes this Agreement; (ii) to indemnification under any agreement between Employee and the Company or under the Company’s certificate of incorporation, bylaws or other organizational documents, each as amended; (iii) under the Company’s director and officer liability insurance; (iv) for vested benefits under the Company’s employee benefit plans; or (v) by Employee in his capacity as a stockholder of the Company.

7. Employee agrees and understands as follows: It is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified, Section 1542 provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party..”

Having been so apprised, Employee nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code section 1542 and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, that are released under this Agreement.

8. Employee agrees: (1) the fact of and the terms and conditions of this Agreement; and (2) any and all actions by Releasees taken in accordance herewith, are confidential, and shall not be disclosed, discussed, publicized or revealed by the parties or their attorneys to any other person or entity, including but not limited to radio, television, press media, newspapers, magazines, professional journals and professional reports, excepting only the Parties’ accountants, lawyers, immediate family members (mother, father, brother, sister, child, spouse), the persons necessary to carry out the terms of this Agreement or as required by law. Should Employee be asked about the Disputes or this Agreement, Employee shall limit Employee’s response, if any, by stating that the matters have been amicably resolved.

9. In the event a government agency files or pursues a charge or complaint relating to Employee’s employment with the Company and/or the Disputes, Employee agrees not to accept any monetary or other benefits arising out of the charge or Complaint.

10. Employee agrees not to make any derogatory, disparaging or negative comments about the Company, its products, officers, directors, or employees. Nothing in this section shall be construed to prevent Employee from providing information to any governmental agency to the extent required by law, or giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena or other legal process. Further, nothing in this section is intended to prevent any party from disclosing factual information regarding any claim for sexual harassment, sex discrimination, or retaliation for reporting sexual harassment or sex discrimination.

11. If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

12. Employee agrees and understands that this Agreement may be treated as a complete defense to any legal, equitable, or administrative action that may be brought, instituted, or taken by Employee, or on Employee’s behalf, against the Company or the Releasees, and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge, or other legal proceeding of any kind against the Company and the Releasees,

13. This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.

14. The Parties hereto acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, that each has had an opportunity to consult and has consulted with an attorney of its choice and that each enters this Agreement freely and voluntarily.

15. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed by Employee and an officer of the Company. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

16. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party’s legal representative to draft any of its provisions.

17. In the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

18. Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

19. The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement and the Employment Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced herein. The undersigned further acknowledge that the terms of this Agreement are contractual and not a mere recital.

20. Employee expressly acknowledges, understands and agrees that this Agreement includes a waiver and release of all claims which Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”). The terms and conditions of Paragraphs 20 through 22 apply to and are part of the waiver and release of ADEA claims under this Agreement. Company hereby advises Employee in writing to discuss this Agreement with an attorney before signing it. Employee acknowledges the Company has provided Employee at least forty-five days within which to review and consider this Agreement before signing it. If Employee elects not to use all forty-five days, then Employee knowingly and voluntarily waives any claim that Employee was not in fact given that period of time or did not use the entire forty-five days to consult an attorney and/or consider this Agreement.

21. Within three calendar days of signing and dating this Agreement, Employee shall deliver the signed original of this Agreement to [                ] of the Company. However, the Parties acknowledge and agree that Employee may revoke this Agreement for up to seven calendar days following Employee’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired without revocation. The Parties further acknowledge and agree that such revocation must be in writing addressed to and received by [                ] of the Company not later than midnight on the seventh day following execution of this Agreement by Employee. If Employee revokes this Agreement under this Paragraph, this Agreement shall not be effective or enforceable and Employee will not receive the benefits described above, including those described in Paragraph 5.

22. If Employee does not revoke this Agreement in the timeframe specified in Paragraph 21 above, the Agreement shall be effective at 12:00:01 a.m. on the eighth day after it is signed by Employee (the “Effective Date”).

23. This Agreement is intended to be exempt from or comply with the requirements of section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”) and will be interpreted accordingly. While it is intended that all payments and benefits provided under this Agreement to Employee or on behalf of Employee will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A. The Company will have no liability to Employee or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt from or compliant with Section 409A.

24. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

25. This Agreement shall be construed in accordance with, and be deemed governed by the Employee Retirement Income Security Act of 1974, as amended, and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

I have read the foregoing Separation Agreement and General Release of All Claims, consisting of [    ] pages, and I accept and agree to the provisions contained therein and hereby execute it voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:

Stephen T. Isaacs

Aduro Biotech, Inc.

Dated:

Name:

Title: